Exhibit 99.1

Symmetry Medical Reports Record Second Quarter Results

          Financial Highlights:

-	Revenue increased to $70.2 million, up 32.2% over second quarter 2004

-	Net income increased to $8.6 million, or $0.25 per diluted share after a charge of $0.02, primarily for unrealized foreign exchange and interest rate swap valuation losses

-	In July 2005, completed an equity offering of approximately 11.0 million secondary shares and 0.5 million primary shares at $22.25 per share, thereby doubling the float

-	Increased total year guidance to $0.91 to $0.94 per diluted share, after an estimated $0.02 charge for secondary offering expenses

          WARSAW, Ind., Aug. 3 /PRNewswire-FirstCall/ -- Symmetry Medical Inc. (NYSE: SMA), an independent provider of products to the global orthopedic device industry, announced today second quarter 2005 financial results for the period ended July 2, 2005.

          The Company reported second quarter 2005 revenue of $70.2 million, a 32.2% increase over revenue of $53.1 million for the second quarter of 2004.

          Gross profit for the second quarter of 2005 was $21.4 million, a 33.4% increase over gross profit of $16.1 million for the second quarter of 2004. Gross margin for the second quarter was 30.6%, compared to a gross margin of 30.3% for the second quarter 2004.

          Operating income for the second quarter of 2005 was $14.7 million, a 43.5% increase over operating income of $10.2 million for the second quarter of 2004. Operating margin for the second quarter was 20.9%, compared to an operating margin of 19.3% for the second quarter 2004.

          Income before income taxes for the second quarter of 2005 was $13.0 million, a 66.9% increase over the $7.8 million for the second quarter of 2004.

          The Company’s second quarter 2005 results were reduced by $0.02 per diluted share, attributed to unrealized foreign exchange loss, interest rate swap valuation loss, and expense associated with the completion of our secondary offering in July 2005.

          For the second quarter ended July 2, 2005, the Company reported net income applicable to common shareholders of $8.6 million, or $0.25 per diluted share, compared to net income applicable to common shareholders of $2.8 million, or $0.17 per diluted share, for the quarter ended July 3, 2004. The weighted average number of diluted shares outstanding during the second quarter of 2005 was 34,477 thousand.

          During the second quarter, Symmetry Medical leased a 15,000 square-foot facility in Lansing, Michigan for implant finishing.

          Brian Moore, President and Chief Executive Officer, stated, “We are pleased with our record second quarter results, which reflect the continued success of our business model and growth in the orthopedic industry. Our solid progress was attributable to strength across all business segments. We saw continued demand for our Total Solutions(R) business model by the global orthopedic industry combined with increased cross selling and up-selling opportunities, strong outsourcing trends and demand for new innovative technologies. As exemplified by the recently opened Lansing, Michigan facility combined with facility expansions in the prior quarter, we are continuing to invest for future growth.”

          Financial Guidance
          The following statements are based on current market conditions and foreign currency comparisons. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of new business or license agreements the company may enter in future periods. The factors discussed above are not intended to be an exhaustive list of the factors that may affect our future performance.

          For the total year 2005, the Company has increased its full year revenue guidance to be in the range of $253 million to $259 million and increased its guidance on earnings per diluted share in the range of $0.91 to $0.94, which includes estimated one-time charges of $0.02 per share in connection with the Company’s secondary offering completed in July 2005.

          Conference Call
          Symmetry Medical will host a conference call at 9:00 a.m. EDT on Thursday, August 4, 2005 to discuss its second quarter results. A live Web cast of the conference call will be available online from the investor relations page of the Company’s corporate Web site at http://www.symmetrymedical.com. The dial- in numbers are (800) 591-6944 for domestic callers and (617) 614-4910 for international callers. The reservation number for both is 62065478. After the live Web cast, the call will remain available on Symmetry’s Web site through September 2, 2005. In addition, a telephonic replay of the call will be available until August 18, 2005. The replay dial-in numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. Please use reservation code 50983867.

          About Symmetry Medical Inc.
          Symmetry Medical Inc. is an independent provider of implants and related instruments and cases to the orthopedic device industry. The company also designs, develops and produces these products for companies in other segments of the medical device market, including dental, osteobiologic and endoscopy sectors and provides limited specialized products and services to non- healthcare markets, such as the aerospace market.

          Statements in this press release regarding Symmetry Medical Inc.’s business, which are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Forward-looking statements frequently are identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend” and similar words indicating possible future events or actions.  Actual results could differ materially from those projected, implied or anticipated by our forward-looking statements.  Certain factors that could cause actual results to differ include: the loss of one or more customers; the development of new products or product innovations by our competitors; product liability; changes in management; changes in conditions affecting the economy, orthopedic device manufacturers or the medical device industry generally; and changes in government regulation of medical devices and third-party reimbursement practices.  For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s registration statement on Form S-1 and its quarterly report on Form 10-Q for the quarter ended April 2, 2005, as well as the Company’s other filings with the Securities and Exchange Commission which are available on the SEC’s website at www.sec.gov. All forward-looking statements are qualified in their entirety by this cautionary statement, and Symmetry Medical Inc. undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

Contact:
Symmetry Medical Inc.
Andrew Miclot
Senior Vice President
Marketing, Sales & Business Development
Investor Relations Officer
574-269-7390 ext. 1002

Investors/Media
The Ruth Group
Stephanie Carrington/Jason Rando
646-536-7017/7025
scarrington@theruthgroup.com
jrando@theruthgroup.com

Selected Financial Information

Symmetry Medical Inc.
Condensed Consolidated Balance Sheets
(In Thousands, Except Per Share Data)

	July 2, 2005	January 1, 2005

	(unaudited)
Assets:
Current Assets:
Cash and cash equivalents	$7,099	$4,849
Accounts receivables, net	43,347	39,640
Inventories	32,476	34,083
Refundable income taxes	20	2,578
Deferred income taxes	2,106	2,036
Other current assets	3,541	5,635
Total current assets	88,589	88,821
Property and equipment, net	84,203	71,854
Interest rate swap valuation asset	593	486
Goodwill	125,248	127,369
Intangible assets, net of accumulated amortization	16,731	17,327
Other assets	947	1,011
Total Assets	$316,311	$306,868
Liabilities and Shareholders’ Equity:
Current Liabilities:
Accounts payable	$18,023	$17,908
Accrued wages and benefits	9,024	9,384
Other accrued expenses	2,601	3,012
Income tax payable	2,093	2,008
Revolving line of credit	5,003	1,204
Current portion of capital lease obligations	3,344	3,572
Current portion of long-term debt	1,313	879
Total current liabilities	41,401	37,967
Deferred income taxes	9,560	9,547
Capital lease obligations, less current portion	9,358	11,709
Long-term debt, less current portion	28,875	31,500
Total Liabilities	89,194	90,723
Shareholders’ Equity:
Common Stock, $.0001 par value; 72,410 shares authorized; shares issued (July 2, 2005--33,416; January 1, 2005--33,174)	3	3
Additional paid-in capital	256,239	255,509
Retained earnings (deficit)	(32,894)	(49,178)
Accumulated other comprehensive income	3,769	9,811
Total Shareholders’ Equity	227,117	216,145
Total Liabilities and Shareholders’ Equity	$316,311	$306,868

Symmetry Medical Inc.
Condensed Consolidated Statements of Operations
(In Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended

	July 2, 2005	July 3, 2004	July 2, 2005	July 3, 2004

	(unaudited)		(unaudited)
Revenue	$70,177	$53,089	$133,937	$98,927
Cost of Revenue	48,735	37,022	93,108	70,277
Gross Profit	21,442	16,067	40,829	28,650
Selling, general, and administrative expenses	6,754	5,834	13,702	11,329
Operating Income	14,688	10,233	27,127	17,321
Other (income) expense:
Interest expense	773	3,626	1,712	7,164
Interest rate swap valuation	189	(1,156)	(107)	(785)
Other	681	(55)	883	(239)
Income before income taxes	13,045	7,818	24,639	11,181
Income tax expense	4,426	2,670	8,356	3,823
Net income	8,619	5,148	16,283	7,358
Preferred stock dividends	—	2,344	—	4,660
Net income applicable to common shareholders	$8,619	$2,804	$16,283	$2,698
Net income applicable to common shareholders per share:
Basic	$0.26	$0.18	$0.49	$0.17
Diluted	$0.25	$0.17	$0.47	$0.16
Weighted average common shares and equivalent shares outstanding:
Basic	33,239	15,761	33,207	15,762
Diluted	34,477	16,584	34,296	16,574

Symmetry Medical Inc.
Condensed Consolidated Statements of Cash Flows
(In Thousands)

	Six Months Ended

	July 2, 2005	July 3, 2004

	(unaudited)	(unaudited)
Operating activities
Net Income	$16,283	$7,358
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	6,191	5,050
Amortization	305	305
(Gain) loss from sale of assets	(2)	19
Deferred income tax provision	—	(32)
Income tax benefits from exercise of stock options and stock warrants	57	—
Interest rate swap valuation change	(107)	(785)
Change in operating assets and liabilities:
Accounts receivable	(5,494)	(5,519)
Other assets	1,614	(595)
Inventories	446	(3,705)
Accounts payable	1,070	2,970
Accrued expenses and other	2,668	857
Net cash provided by operating activities	23,031	5,923
Investing activities
Purchases of property and equipment	(20,834)	(8,055)
Net cash used in investing activities	(20,834)	(8,055)
Financing activities
Proceeds from bank revolver	22,241	24,633
Payments on bank revolver	(18,085)	(19,949)
Payments on long-term debt and capital lease obligations	(4,558)	(3,355)
Proceeds from the issuance of common stock	643	—
Payments for redemption of common and preferred stock	—	(37)
Net cash provided by financing activities	241	1,292
Effect of exchange rate changes on cash	(188)	32
Net increase (decrease) in cash and cash equivalents	2,250	(808)
Cash and cash equivalents at beginning of period	4,849	2,348
Cash and cash equivalents at end of period	$7,099	$1,540
Supplemental disclosures:
Cash paid for interest	$1,370	$5,872
Cash paid for income taxes	$5,115	$868
Assets acquired under capital leases	$—	$2,576

SOURCE  Symmetry Medical Inc.
          -0-                                        08/03/2005
          /CONTACT:  Andrew Miclot, Senior Vice President, Marketing, Sales &
Business Development, Investor Relations Officer of Symmetry Medical Inc.,
 +1-574-269-7390 ext. 1002; or Investors: Stephanie Carrington,
+1-646-536-7017, scarrington@theruthgroup.com, or Media: Jason Rando,
+1-646-536-7025, jrando@theruthgroup.com, both of The Ruth Group/
          /Web site: http://www.symmetrymedical.com /

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